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FOR IMMEDIATE RELEASE                             May 23, 2005

For further information contact:                  Rick Preckel
                                                  Director of Investor Relations
                                                  636-733-1600


                            MAVERICK TUBE CORPORATION
           Signs Definitive Agreement to Acquire Tubos del Caribe S.A.
                        and Colmena S.A. for $186 Million

      St. Louis, May 23, 2005 -- Maverick Tube Corporation (NYSE: MVK) announced today that it has entered into a definitive agreement to acquire Tubos del Caribe S.A. ("Tubos del Caribe"), a Colombian manufacturer of oil country tubular goods ("OCTG") and line pipe; substantially all of the equity interests in Consorcio Metalurgico Nacional S.A. ("Colmena S.A."), a Colombian manufacturer of steel electrical conduit and other pipe and tube products used in a variety of industrial applications; and Advance Corp., a Houston, Texas - based distributor of OCTG and electrical conduit (collectively, the "Acquired Companies"). The purchase price, a total of $186 million including approximately $30 million of assumed debt, will be paid through a combination of cash at closing, a $15 million unsecured promissory note and an escrow.

Transaction highlights include:

      - Substantial foundation for future growth in Latin America and throughout the world

      - Product lines with well recognized and respected brand names throughout the Western Hemisphere

      - Efficient, low cost production capacity adjacent to world-class port facilities providing easy access for world-wide steel purchases and export opportunities

      -     Experienced, highly effective management team

      Maverick anticipates that the Acquired Companies will contribute approximately $40 million in annual EBITDA at their current run-rate, excluding synergies. It further expects that the combination will be accretive to earnings per share from day one and give rise to a number of combination benefits.

      C. Robert Bunch, Maverick's Chairman and Chief Executive Officer, stated, "The combination of Maverick with the Acquired Companies satisfies our stated objective of expanding our geographic presence in both our energy and industrial businesses." Mr. Bunch continued, "Each of these companies has an outstanding reputation in its home markets, a demonstrated ability to export its products to North America and other parts of the world, and an impressive trend of growth and profitability. In addition, the acquisition provides the capacity and a proven vehicle for future growth throughout the world. We are also thrilled to have a seasoned and highly competent management and technical team joining the Maverick family." Mr. Rafael del Castillo, currently General Manager of Tubos del Caribe, is expected to join the Company as Vice President - Latin America. Mr. del Castillo has been instrumental in the development and growth of Tubos del Caribe since its inception seventeen years ago. He received his bachelor's degree in Business Administration from the Universidad de los Andes and his MBA from Xavier University.

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      Jim Cowan, Maverick's President and Chief Operating Officer, added, "Both
Tubos del Caribe and Colmena S.A. have grown rapidly over the past few years through a combination of expanded production capacity and market penetration." Mr. Cowan continued, "They each produce high quality products in very efficient, low-cost facilities. In addition to providing Maverick with a foundation for future expansion in one of the most active oil and gas markets outside of North America, we believe that substantial synergies among our businesses can be achieved."

      Maverick expects to finance the purchase of the Acquired Companies through a combination of debt and the anticipated proceeds from the sale of its HSS industrial product line announced on May 11, 2005. In connection with the transaction, Maverick has obtained a commitment from JP Morgan Chase for a new $325 million senior credit facility (expandable up to $450 million) that will also be used to refinance existing bank borrowings and provide additional liquidity for future growth. Terms of this new financing are favorable compared to the Company's current credit facility.

      Closing is contingent on a variety of factors including, principally, the expiration or sooner termination of all waiting periods under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, but is anticipated to occur prior to June 30, 2005.

      Maverick is being advised by Deutsche Bank Securities Inc. in connection with the acquisition of the Acquired Companies.


CONFERENCE CALL INFORMATION

      Maverick will host a conference call at 10:00 a.m. central daylight time on May 24, 2005 to discuss the transaction. The call can be accessed live by calling 866-761-0749 (or international 617-614-2707), conference code 86181543, or by accessing the investor relations section of Maverick's website (www.mavericktube.com).

      Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

      This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2004.